UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 29, 2005

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 29, 2005, certain newly established special purpose subsidiaries (the “Borrowers”) of Marsh & McLennan Companies, Inc. (the “Company”) entered into a mortgage loan agreement (the “Loan Agreement”) with Lehman Brothers Bank FSB (the “Lender”).

Under the Loan Agreement, the Borrowers (comprised of MMC Borrower LLC, Marsh USA Borrower LLC, Seabury & Smith Borrower LLC, Mercer HR Consulting Borrower LLC and Mercer MC Consulting Borrower LLC ) have borrowed from the Lender $475 million (the “Loan”), bearing interest at a fixed annual rate of 5.701% and maturing in October 2035. The Loan refinances the existing $200 million mortgage relating to the Company’s headquarters building at 1166 Avenue of the Americas, New York, New York.

The Loan is secured by a first mortgage lien on the condominium interests of the Borrowers in 22 floors of the above property and a first priority assignment of leases and rents. Upon the occurrence of an event of default under the Loan Agreement, the Lender may declare the Loan to be immediately due and payable. The Loan is non-recourse to the Borrowers and the Company, subject to certain exceptions for losses of the Lender resulting from various potential future actions by the Borrowers that are prohibited under the Loan Agreement. In addition, the Company has entered into a “springing lease” for the entire occupancy of the mortgaged property in case of an event of default and certain credit rating downgrade events of the Company. The Lender has the right to sell or otherwise transfer the Loan or any portion thereof, sell participation interests in the Loan, or securitize the Loan or any portion thereof.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato
Name:	Luciana Fato
Title:	Deputy General Counsel-Corporate & Corporate Secretary

Date:	October 3, 2005